Exhibit 10.97
AMENDMENT TO PROMISSORY NOTE
     This Amendment to the Promissory Note (the “Note”), dated as of August 17, 2006, executed by Sedona Corporation (the “Borrower”) payable to the order of Oak Harbor Investment Properties, L.L.C. (the “Lender”), in the principal amount of One Million Forty Thousand Four Hundred Two Dollars and 22/100 Cents ($1,040,402.22), is entered into as of August 1, 2007.
     Whereas, the original payment dates of the Note were (the “Payment Dates”) as follows: (a) Borrower was to pay Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) on each of May 1, 2007 and May 1, 2008 together with all accrued interest on the unpaid principal as of such payment date; and (b) the entire unpaid balance of principal and all accrued but unpaid interest was due and payable on May 1, 2009; and
     Whereas, Borrower has made no payments under the Note to date; and
     Whereas, Lender and the Borrower previously entered into several extensions of the Payment Dates and desire to further extend the Payment Dates;
     Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Note as follows:
1. The Payment Dates of the Note shall be further extended as follows: Borrower will make a payment of principal in the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) on May 1, 2008 together with all accrued and unpaid interest on the unpaid principal as of such payment date. The entire unpaid balance of principal and all accrued but unpaid interest will be due and payable on May 1, 2009.
2. To effectuate the foregoing, the paragraph in the Note entitled “Payment” shall be replaced in its entirety by the following:
     “PAYMENT. Borrower will make a payment of principal in the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) on May 1, 2008 together with all accrued and unpaid interest on the unpaid principal as of such payment date. The entire unpaid principal balance and all accrued but unpaid interest will be due and payable on May 1, 2009. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.”

3. Capitalized terms not defined herein shall have the meanings ascribed to them in the Note.
4. Except as amended by this Amendment, the Note shall remain in full force and effect, enforceable in accordance with its terms and Borrower hereby reaffirms and acknowledges all of its obligations thereunder.
     In witness whereof, the parties have executed this Amendment as of the date first written above.

Oak Harbor Investment Properties, L.L.C.

By: David Vey

Sedona Corporation

By: Marco Emrich, President